Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RAFAELLA APPAREL GROUP, INC.

Rafaella Apparel Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  The name of the Corporation is Rafaella Apparel Group, Inc. The Corporation was originally incorporated under the name Rafaella Corporation, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 4, 2005 (the “Certificate of Incorporation”).

SECOND:  This Amended and Restated Certificate of Incorporation is being adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), and restates and integrates and further amends the Certificate of Incorporation.

THIRD:  The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

1.             NAME

The name of the corporation is Rafaella Apparel Group, Inc.

2.             REGISTERED OFFICE AND AGENT.

The registered office of the Corporation shall be located at 615 South Dupont Highway, Dover, Delaware 19901, in Kent County. The registered agent of the Corporation at such address shall be National Corporate Research, Ltd.

3.             PURPOSE AND POWERS

The purpose of the Corporation is to (i) to acquire the business and substantially all of the assets of Rafaella Sportswear, Inc. subject to certain assumed liabilities (the “Business”), (ii) to continue the Business and conduct any other activities as are necessary or incidental thereto, and (iii) to engage in any other activity or business permitted by law. The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4.             CAPITAL STOCK.

4.1           Authorized Shares.

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 18,611,111 shares, of which 7,500,000 shares shall be classified as shares of Preferred Stock, having a par value of $0.01 per share (the “Preferred Stock”) and 11,111,111 shall be classified as shares of Common Stock having a par value of $0.01 per share (“Common Stock” and, collectively with the Preferred Stock, “Capital Stock”).

4.2           Common Stock.

(a)           General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of any then outstanding Preferred Stock.

(b)           Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

(c)           Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock after the payment of all debts and other liabilities and subject to any preferential rights of any then outstanding Preferred Stock.

(d)           Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Preferred Stock shall vote together with holders of Common Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

(e)           Redemption. The Common Stock is not redeemable.

4.3           Preferred Stock.

(a)           The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 7,500,000 shares, are as set forth below in this Section 4.3. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or the Corporation’s Certificate of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the right, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b)           Dividends. Except as set forth in the next sentence, the holders of shares of Series A Preferred Stock shall not be entitled to receive dividends. In the event that the Corporation shall at any time pay a dividend (other than a dividend payable solely in shares of Common Stock or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, the Corporation shall, at the same time, pay to the holders of shares of Series A Preferred Stock (on as as-converted basis), a dividend of the same kind and amount as such dividend on the Common Stock.

(c)           Liquidation Preference.

(i)                                     In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (a “Liquidation”), subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) $5.3333 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) for each outstanding share of Series A Preferred Stock (the “Original Issue Price”) and (B) an amount (as determined on a cumulative basis) equal to 10% of the Original Issue Price per annum pro rated through the date of Liquidation with respect to each outstanding share of Series A Preferred Stock (the “Premium”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and in proportion to the amount of such stock owned by each such holder.

(ii)                                  Upon the completion of the distribution required by subsection (i) of this Section 4.3(c) and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock based upon the number of shares of Common Stock held by each.

(iii)                               For purposes of this Section 4.3(c), a Liquidation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation or any acquisition such that the stockholders of the Corporation immediately prior to such acquisition own in excess of 50% of the voting power of the acquiring corporation after such acquisition); (B) a sale or other disposition of all or substantially all of the assets of the Corporation; or (C) any transaction or series of related transactions in which the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporations’ acquisitions or sale or otherwise) hold less than 50% of the voting power of the surviving or acquiring entity (a “Liquidation Event”).

(iv)                              In the event the requirements of this Section 4.3(c) are not complied with, this Corporation shall forthwith either:

(A)          cause such closing to be postponed until such time as the requirements of this Section 4.3(c) have been complied with; or

(B)           cancel such transaction, in which even the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the transaction.

(v)                                 For purposes of this Section 4.3(c) and for purposes of determining the consideration received by the Corporation for the issue of any Additional Common Stock pursuant to Section 4.4, the consideration received shall be computed as follows:

(1)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2)           insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue; and

(3)           in the event Additional Common Stock is issued together with other Capital Stock or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

For purposes of this Section 4.3:

“Fair Market Value” means the amount for which any asset could be sold in an arm’s length transaction by one who desires to sell, but is not under any urgent requirement to sell, to a buyer who desires to buy, but is under no urgent necessity to buy, when both have a reasonable knowledge of the facts, all as determined by the Board; provided, however, that if any stockholder objects to such determination, the Fair Market Value shall be determined by two independent appraisers (each, an “Appraiser”), one selected by Cerberus Captial Management L.P. (“Cerberus”) and one selected by Rafaella Sportswear Inc. (or its stockholders) (“Rafaella”), provided that if either Cerberus or Rafaella fail to appoint an Appraiser within 10 days following the expiration of such 20 day period, Fair Market Value shall be determined by the Appraiser selected by the other selecting stockholder. If two Appraisers are selected, each Appraiser shall submit to the stockholders their respective appraisals within 30 days after their selection. If a discrepancy between the dollar value of the appraisals exceeds 10% of the higher appraisal and the stockholders do not agree on a settlement of the discrepancy within 10 days after receipt of the appraisals, then a third Appraiser mutually selected by the stockholders (or if they cannot so select, then selected by the first two Appraisers), shall be afforded access to the first two appraisals. The third Appraiser shall select one of the appraisals of the first two Appraisers, which selection shall constitute a final determination of Fair Market Value of the property or asset and shall be binding upon the stockholders. If a discrepancy between the appraisals of the first two Appraisers is less than 10% of the higher appraisal, then the Fair Market Value of the property or assets shall be the average of the two appraisals. Notwithstanding anything herein to the contrary, securities which are listed or traded on a national securities exchange shall be valued at the average last sales price during the immediately preceding 20 days on which such securities are traded on such exchange or, with respect to any of such dates on which no sales occurred, at the mean between the high “bid” and low “asked” prices at the close of business on such date.

4.4           Conversion.

(a)           Right to Convert Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such Capital Stock and prior to an event causing a liquidation or dissolution under Section 4.3(c), into such number of shares of Common Stock as is determined by dividing the Original Issue Price by the Preferred Conversion Price (as defined below), determined as hereinafter provided, in effect on the date the Series A Preferred Stock is surrendered for conversion. The price at which Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (the “Preferred Conversion Price”) shall initially be the Original Issue Price. The initial Preferred Conversion Price shall be adjusted as hereinafter provided.

(b)           Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall give written notice to the Corporation at the Corporation’s principal office that he elects to convert the same. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Series A Preferred Stock to be converted, and the Person (as defined below) or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. For purposes of this Amended and Restated Certificate of Incorporation, the term “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.

If the conversion is in connection with a transaction, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be made conditional upon the closing of such transaction, in which event the Person(s) entitled to receive the shares of Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such transaction.

(c)           Adjustments to Preferred Conversion Price for Certain Dilutive Issues

(i)                                     Special Definitions. For purposes of this Section 4.4(c), the following definitions apply:

(A)          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(B)           “Original Issue Date” shall mean the date on which the Series A Preferred Stock was first issued.

(C)           “Convertible Securities” shall mean any evidences of indebtedness, capital stock (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(D)          “Additional Common Stock” shall mean all Common Stock issued (or, pursuant to Section 4.4(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than Common Stock or Convertible Stock:

(1)           issued or issuable upon conversion of Series A Preferred Stock;

(2)           issued or issuable as a dividend or distribution on the Series A Preferred Stock;

(3)           issued or issuable to the Corporation’s officers, directors, employees, consultants or independent contractors as part of incentive or similar arrangements approved by the Board of Directors of the Corporation;

(4)           (issued or issuable) for which adjustment of the Preferred Conversion Price has been made pursuant to this Section 4.4(c); or

(5)           issued pursuant to the Securities Purchase Agreement, dated April 15, 2005, as amended by Amendment No. 1 to the Securities Purchase Agreement dated May 27, 2005, between the Corporation and RA Cerberus Acquisition LLC (the “Purchase Agreement”).

(ii)                                  No Adjustment to Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the conversion price for the Series A Preferred Stock shall be made in respect of the issuance of Additional Common Stock unless the consideration per share (determined pursuant to Section 4.3(c)(v)) for any Additional Common

Stock issued or deemed to be issued by the Corporation is less than the Preferred Conversion Price in effect on the date of, and immediately prior to, such issue.

(iii)                               Deemed Issue of Additional Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of shares of Common Stock issuable upon the exercise of such Options or, in the case Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, however, that in any such case in which Additional Common Stock are deemed to be issued:

(A)          No further adjustment in the Preferred Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Preferred Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Preferred Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

(C)           upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the conversion price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange or such securities or upon the exercise of the options or rights related to such securities; and

(D)          no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Preferred Conversion Price to an amount which exceeds the lower of (a) the Preferred Conversion Price immediately prior to adjustment on the original adjustment date, or (b) the Preferred Conversion Price that would have resulted from any issuance of Additional Common Stock between the original adjustment date and such readjustment date.

(iv)                              Adjustment of Conversion Price Upon Issuance of Additional Common Stock. In the event the Corporation at any time after the Original Issue Date shall issue Additional Common Stock (including Additional Common Stock deemed to be issued pursuant to Section 4.4(c)(iii) but excluding any shares of capital stock issued in a transaction which would result in an adjustment pursuant to Section 4.4(d) or 4.4(e) hereof) without consideration or for a consideration per share less than the Preferred Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Preferred Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Preferred Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Common Stock so issued would purchase at such Preferred Conversion Price and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully-diluted basis, as if all shares of Series A Preferred Stock and all then outstanding Convertible Securities had been fully converted into Common Stock and any outstanding Options had been fully exercised (and the resulting securities fully converted into Common Stock, if so convertible) as of such date.

(A)          Options and Convertible Securities. The consideration per share received by the Corporation for Additional Common Stock deemed to have been issued pursuant to Section 4.4(c)(iii), relating to Options and Convertible Securities shall be determined by dividing

(1)           the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(2)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(d)           Adjustments to Preferred Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock for no consideration, or shall effect a subdivision of the outstanding Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by a payment of a dividend in shares of Common Stock or in any right to acquire Common Stock), or in the event the outstanding Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Preferred Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire shares of Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of stock equal to the maximum number of shares of Common Stock issuable upon exercise of such rights to acquire Common Stock.

(e)           Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of stock of any other class or classes, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of stock provided for in Section 4.4(d) above or a merger or other reorganization) then each share of Series A Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, the kind and number of capital stock of such other class or classes of capital stock resulting from that reorganization or reclassification to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled upon that reorganization or reclassification had such shares of Series A Preferred Stock been converted into shares of Common Stock immediately prior to such reorganization or reclassification. The provisions of this Section 4.4(e) shall apply to successive reorganizations or reclassifications.

(f)            No Impairment. The Corporation will not, through amendment of this Amended and Restated Certificate of Incorporation or any reorganization, transfer of assets, consolidation, amalgamation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all of the provisions of this Section 4.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

(g)           Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Preferred Conversion Price pursuant to this Section 4.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation’s Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Series A Preferred Stock holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments or readjustments, (ii) the Preferred Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

(h)           Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the outstanding shares of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares of Common Stock as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any amendment to this Amended and Restated Certificate of Incorporation. The Corporation covenants that all Common Stock issued upon conversion of shares of Series A Preferred Stock shall be duly and validly issued, fully paid and non-assessable free from all taxes, liens and charges with respect to the issue thereof. The Corporation shall take all such action as may be necessary so that all such Common Stock may be so issued without any violation of any applicable law or regulation.

(i)            Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any Common Stock issued or issuable upon the conversion of any Preferred Stock, in any manner which interferes with the timely conversion of such Preferred Stock.

4.5           Redemption.

(a)           Optional Redemption. The Corporation shall not have at any time the right to redeem the Series A Preferred Stock.

Upon the earlier of (i) a Change of Control (as defined below) of the Corporation and (ii)

(x) so long as any portion of the Corporation’s second lien senior secured notes issued pursuant to the Senior Note Purchase Agreement (the “Senior Secured Notes”) shall be outstanding, the date that is six years and six months after the initial purchase of the Senior Secured Notes pursuant to the Senior Note Purchase Agreement or

(y) at any time after the date on which 100% of the original principal amount of the Senior Secured Notes cease to be outstanding (or, if such notes are not issued, the date hereof), the fifth anniversary of the Closing of the transactions contemplated by the Purchase Agreement,or any time thereafter, the holders of a majority of the shares of Series A Preferred Stock may, by giving notice (the “Optional Redemption Notice”) to the Corporation, require the Corporation to redeem all or any portion of the Series A Preferred Stock. After receipt of the Optional Redemption Notice, the

Corporation shall fix the date of redemption (the “Redemption Date”), provided that such date shall occur no more than thirty (30) days after receipt of the Optional Redemption Notice.

For purposes of this Section 4.5:

“Change of Control” shall mean (i) the consolidation, merger or other business combination of the Corporation with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Corporation’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation), (ii) the sale or transfer of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or (iii) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of the fully-diluted outstanding shares of Common Stock (on an as converted basis) which results in a Person or group unaffiliated with Cerberus owning in excess of 50% of the aggregate voting power of the fully-diluted outstanding shares of Common Stock.

(b)           Preferred Redemption Price and Payment. Each share of Series A Preferred Stock to be redeemed on the Redemption Date shall be redeemed by payment for such share of Series A Preferred Stock in cash an amount equal to (i) Original Issue Price plus (ii) an amount equal to 10% of Original Issue Price per annum prorated through the date of redemption with respect to each such share of Series A Preferred Stock (the “Redemption Price”).

(c)           Redemption Mechanics. At least ten (10) days but not more than twenty (20) days prior to each Redemption Date, written notice (the “Redemption Exercise Notice”) shall be given by the Corporation to each holder of record (at the close of business on the Business Day preceding the day on which the Redemption Exercise Notice is given) of Series A Preferred Stock notifying such holder of the redemption and specifying the applicable Redemption Date and the Redemption Price. The Redemption Exercise Notice shall be addressed to each holder at such holder’s address as shown by the records of the Corporation. From and after the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Preferred Stock deemed to have been redeemed on such applicable Redemption Date (except the right to receive the Redemption Price), shall cease with respect to such Preferred Stock, and such Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation are insufficient to redeem the total number of outstanding shares of Series A Preferred Stock on such Redemption Date, the holders of the shares of the Series A Preferred Stock to be redeemed shall share ratably in any funds legally available for redemption of such Preferred Stock according to the respective amounts that would be payable with respect to the full percentage of Series A Preferred Stock owned by them if all such outstanding shares of Series A Preferred Stock were redeemed in full. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences (including, but not limited to, voting rights and protective provisions) provided herein; provided, however, that the holders of such unredeemed shares of Series A Preferred Stock shall be considered creditors of the Corporation to whom the due and unpaid portion of the applicable redemption price is owing, and shall be entitled to receive interest accruing daily with respect to the due and unpaid portion of the applicable Redemption Price at the rate of 10% per annum. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of the Series A Preferred Stock, such funds shall be used, no later than the end of the next succeeding fiscal quarter, to redeem the balance of such Preferred Stock, or such portion thereof for which funds are legally available, on the basis set forth above.

(d)           Any Series A Preferred Stock redeemed pursuant to this Section 4.5 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Preferred Stock.

4.6           Protective Provisions. Notwithstanding anything otherwise contained herein, the Corporation shall not, without the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

(a)           enter into or amend (or permit any of its Subsidiaries to enter into or amend) any loan, contract, agreement, commitment, understanding or other transaction involving the payment in excess of $10,000 (or $25,000 in the aggregate) with any Person who directly or indirectly controls, is controlled by or is under common control with the Corporation or any officer, director, partner or employee of the Corporation or any Affiliates of any of the foregoing Persons other than pursuant to, or extensions or renewals of, on the same terms, of contracts in effect on the date hereof;

(b)           (i) make (or permit any Subsidiary to make) any declaration, payment or setting aside for payment of any dividend or other distribution of any sort in respect of any Capital Stock other than the Series A Preferred Stock or (ii) repurchase, redeem or acquire any outstanding stock of the Corporation other than the Series A Preferred Stock;

(c)           borrow (or permit any Subsidiary to borrow) any funds or otherwise become subject to (or permit any Subsidiary to become subject to), whether directly or by way of guarantee or otherwise, any Indebtedness in excess of $25,000 or enter into any Lien on any of the assets of the Corporation or its Subsidiaries, other than in connection with Permitted Indebtedness and custom’s bonds issued in the ordinary course of business and Liens securing taxes, assessments, regulatory or administrative charges or levies or liens arising out of custom’s bonds in the ordinary course of business and consistent with past practice or the claims of materialmen, carriers, landlords and like Persons which are not yet due and payable;

(d)           engage in any reclassification, recapitalization or other change in respect of any of the Capital Stock of the Corporation;

(e)           acquire any assets (whether by means of an asset purchase, stock or share purchase or merger or consolidation), other than in the ordinary course of business, or engage in any other acquisition that is material to the Corporation or any of its Subsidiaries, taken as a whole;

(f)            merge or consolidate with or into, or permit any Subsidiary to merge or consolidate with or into, any other Person (except a wholly-owned Subsidiary of the Corporation may merge or consolidate with or into any other wholly-owned Subsidiary of the Corporation); or sell, convey, mortgage, license, pledge, abandon, transfer, lease or otherwise dispose of all or substantially all of the Corporation’s and its Subsidiaries’ assets, in one or more related transactions;

(g)           convey, sell, lease, assign, transfer or otherwise dispose of any material assets or business (including, without limitation, tax benefits, receivables and leasehold interests) whether now owned or hereafter acquired (or permit any Subsidiary to engage in any of the foregoing activities) except for sales or other dispositions of inventory made in the ordinary course of business;

(h)           make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Persons except that:  (A) the Corporation may make investments in, or loans or advances to, any wholly-owned Subsidiaries and any wholly-owned Subsidiaries may make investments in, or loans or advances to, the Corporation and (B) the Corporation or its wholly-owned Subsidiaries may acquire and hold receivables owing to it, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(i)            make or commit to make any capital expenditures for the Corporation and/or any of its Subsidiaries exceeding $25,000 in any fiscal year to the extent not included in the annual budget for such fiscal year approved by holders of a majority of the then outstanding shares of Series A Preferred Stock;

(j)            amend, alter, change, repeal or waive any provision of this Certificate of Incorporation or the By-Laws of the Corporation in any manner (whether by merger, consolidation or otherwise), that would adversely affect the rights, preferences or privileges of the holders of the Series A Preferred Stock;

(k)           effect any liquidation, dissolution or winding up of the Corporation;

(l)            create or authorize the creation of or issue (including, without limitation, by way of recapitalization), or obligate itself or any Subsidiary to authorize or issue any Preferred Stock of the Corporation or any such Subsidiary, or any other security exercisable or convertible into any interests of the Corporation or any Subsidiary, whether any such creation or authorization shall be by means of amendment to this Certificate of Incorporation or by merger, consolidation or otherwise; or

(m)          enter into any contract, agreement, commitment or understanding with respect to any of the foregoing.

For purposes of this Section 4.6:

“Affiliate” of a specified Person means any other Person who (a) directly or indirectly controls, is controlled by, or is under common control with, such specified Person; or

(b) is an officer, director, stockholder, manager or agent of such specified Person, or (c) in the case of a natural person, any Family Member of such natural person. For purposes of the preceding sentence, “control” of a Person means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of such Person through ownership of voting securities (or other ownership interests), contract, voting trust or otherwise.

“Family Member” means, with respect to any specified natural person, (i) any parent, child, descendant or sibling of such natural person (including relationships resulting from adoption) or (ii) the spouse of such natural person or of any person covered by clause (i).

“Financing” means the issuance by the Corporation of $172,000,000 aggregate principal amount at maturity of second lien senior secured notes pursuant to a purchase agreement with Jefferies & Company Inc.

“Indebtedness” shall mean indebtedness of any Person at any date of determination, including, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued current liabilities incurred in the ordinary course of such Person’s business consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under capitalized leases and synthetic leases, (f) all obligations of such Person under acceptances, letters of credit or similar facilities (other than documentary letters of credit), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests (in each case, pursuant to the terms of such equity interests) if the failure to pay such monetary obligations allows the holders of such equity interests to exercise remedies or additional rights against such Person (valued, in the case of any redeemable preferred equity interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends) other than obligations under the Redemption Agreement, dated as of June 20, 2005, between the Corporation and Rafaella Sportswear, Inc. or this Certificate of Incorporation, (h) all obligations of such Person in respect of interest rate hedge agreements (as such obligations are valued therein), (i) all contingent obligations of such Person to the extent such obligation, if not contingent, would constitute Indebtedness hereunder, (j) all bank overdrafts, (k) all obligations pursuant to any contract with any factor of receivables and (l) all indebtedness and other payment obligations referred to in clauses (a) through (k) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations but only to the extent of the value of the property subject to such Lien.

“Lien” means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement or any other encumbrance whatsoever.

“Permitted Indebtedness” means the Financing and Indebtedness incurred under the Corporation’s amended and restated working capital facility.

“Subsidiary” or “Subsidiaries” of any Person, means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

4.7           Voting Rights.

Except as may be otherwise provided in this Amended and Restated Certificate of Incorporation or as required by law, the Series A Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. The holders of Series A Preferred Stock shall have the right to one vote on each such action for each whole share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation. The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of Capital Stock with preference or priority over or on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock.

5.             BOARD OF DIRECTORS.

5.1           Election.

(a)           The number of directors of the Corporation shall be as provided in the By-Laws of the Corporation, but shall not be less than three (3) and not more than nine (9). Each director of the Corporation shall hold office until the next annual meeting of the stockholders of the Corporation or until his or her successor is duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.

(b)           Any vacancy on the Board of Directors of the Corporation shall be filled in accordance with the procedures set forth in the By-laws of the Corporation.

5.2           Limitation of Liability.

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director received any improper personal benefit. Any repeal or modification of this Section 5.2 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

6.             INDEMNIFICATION.

(a)           Each member of the Board and officer of the Corporation, and their Affiliates (each, an “Indemnitee”) shall to the fullest extent permitted or required by the Delaware General Corporation Law, as amended from time to time, or other applicable law, be exculpated from, and indemnified by, the Corporation against any liability, loss, damage, penalty, action, claim, judgment, settlement, cost or expense of any kind or nature whatsoever (including all reasonable attorneys’ fees, costs and expenses of defense, appeal and settlement of any proceedings instituted against such Indemnitee or the Corporation and all costs of investigation in connection therewith) that relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Corporation or such Indemnitee acting on behalf of the Corporation, provided that an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not constitute fraud, willful misconduct, gross negligence or a material breach of this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation. The Corporation shall advance expenses incurred by such Indemnitee upon the receipt by the Corporation of the signed statement of such Indemnitee agreeing to reimburse the Corporation for such advance in the event it is ultimately determined that such Indemnitee is not entitled to be indemnified by the Corporation for such expenses. No Indemnitee shall be liable (a) for the acts, receipts, neglects, defaults or omissions of any other Indemnitee or agent of the Corporation, (b) for any loss on account of defect of title to any property of the Corporation, (c) on account of the insufficiency of any security in or upon which any money of the Corporation shall be invested or (d) for any loss incurred through any bank, broker or other similar Person.

(b)           Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to this Section 6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement.

(c)           Insurance. The Corporation may purchase and maintain insurance on behalf of any Person that is or was a member of the Board of Directors of the Corporation, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a member of the Board of Directors of the Corporation, director, officer, employee or agent of another organization against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not he or she would be entitled to indemnity against such liability under the provisions of this Section 6.

(d)           Beneficiaries. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6 shall continue as to a Person that has ceased to be a member of the Board of Directors of the Corporation, officer, employee or agent and shall inure to the benefit of the executors and administrators of such a Person.

7.             DURATION.

The Corporation is to have perpetual existence.

8.             AMENDMENT.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute (subject to the terms of this Amended and Restated Certificate of Incorporation), and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Rafaella Apparel Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on June 17, 2005.

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Ronald Frankel
Name: Ronald Frankel
Title: President

Attest:

/s/ Stuart Elias

Stuart Elias, Secretary